Exhibit 10.2

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

CYMRI, L.L.C.

(F/K/A THE CYMRI CORPORATION)

AND

TRIUMPH ENERGY, INC.

collectively, as Borrowers

AND

TEXAS CAPITAL BANK, N.A.

as Lender

Effective August 5, 2008

REDUCING REVOLVING LINE OF CREDIT OF UP TO $25,000,000

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4.11	ERISA	26
4.12	Environmental Laws	26
4.13	Compliance with Federal Reserve Regulations	27
4.14	Investment Company Act Compliance	27
4.15	Anti-Terrorism Laws	27
4.16	Proper Filing of Tax Returns; Payment of Taxes Due	28
4.17	Refunds	28
4.18	Material and Gas Contracts	28
4.19	Intellectual Property	28
4.20	Casualties or Taking of Property	28
4.21	Locations of Borrowers	29
4.22	Subsidiaries	29
4.23	Purchasers of Production	29

ARTICLE V AFFIRMATIVE COVENANTS		29
5.1	Maintenance and Access to Records	29
5.2	Quarterly Financial Statements; Compliance Certificates	29
5.3	Annual Financial Statements	29
5.4	Oil and Gas Reserve Reports	29
5.5	Title Opinions; Title Defects	30
5.6	Post-Closing Item	30
5.7	Notices of Certain Events	31
5.8	Letters in Lieu of Transfer Orders; Division Orders	32
5.9	Additional Information	32
5.10	Compliance with Laws	32
5.11	Payment of Assessments and Charges	32
5.12	Maintenance of Corporate Existence and Good Standing	32
5.13	Payment of Note; Performance of Obligations	33
5.14	Further Assurances	33
5.15	Initial Fees and Expenses of Counsel to Lender	33
5.16	Subsequent Fees and Expenses of Lender	33
5.17	Operation of Oil and Gas Properties	33
5.18	Maintenance and Inspection of Properties	34
5.19	Maintenance of Insurance	34
5.20	INDEMNIFICATION	34
5.21	Operating Accounts	35
5.22	Hedging Transaction Reports	35
5.23	[Reserved]	35
5.24	Production and Expense Reports	35
5.25	Operating Budget Forecasts	35

ARTICLE VI NEGATIVE COVENANTS		36
6.1	Indebtedness	36
6.2	Contingent Obligations	36
6.3	Liens	36
6.4	Sales of Assets	36
6.5	Leasebacks	37
6.6	Sale or Discount of Receivables	37
6.7	Loans or Advances	37

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6.8	Investments	37
6.9	Dividends and Distributions	37
6.10	Issuance of Stock; Changes in Corporate Structure	37
6.11	Transactions with Affiliates	38
6.12	Lines of Business	38
6.13	Plan Obligations	38
6.14	Current Ratio	38
6.15	EBITDA to Fixed Charges	38
6.16	Tangible Net Worth	38

ARTICLE VII EVENTS OF DEFAULT		38
7.1	Enumeration of Events of Default	38
7.2	Remedies	40

ARTICLE VIII MISCELLANEOUS		41
8.1	Transfers; Participations	41
8.2	Survival of Representations, Warranties, and Covenants	41
8.3	Notices and Other Communications	41
8.4	Parties in Interest	42
8.5	Rights of Third Parties	42
8.6	Renewals; Extensions	42
8.7	No Waiver; Rights Cumulative	42
8.8	Survival Upon Unenforceability	42
8.9	Amendments; Waivers	42
8.10	Controlling Agreement	43
8.11	Disposition of Collateral	43
8.12	GOVERNING LAW	43
8.13	JURISDICTION AND VENUE	43
8.14	WAIVER OF RIGHTS TO JURY TRIAL	43
8.15	ENTIRE AGREEMENT	44
8.16	CYMRI as Agent	44
8.17	Amended and Restated Agreement	44
8.18	PATRIOT ACT	44
8.19	Counterparts	44

LIST OF EXHIBITS

Exhibit I	Form of Note
Exhibit II	Form of Borrowing Request
Exhibit III	Form of Compliance Certificate
Exhibit IV	Disclosures
Exhibit V	Borrowing Base Oil and Gas Properties
Exhibit VI	Purchasers of Production

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into effective the 5th day of August, 2008, by and among CYMRI, L.L.C., a Nevada limited liability company (F/K/A THE CYMRI CORPORATION, a Texas corporation) (“CYMRI”) and TRIUMPH ENERGY, INC., a Louisiana corporation (“Triumph”) (each individually, a “Borrower” and, collectively, the “Borrowers”), and TEXAS CAPITAL BANK, N.A. (the “Lender”).

WITNESSETH:

In consideration of the mutual covenants and agreements herein contained, the Borrowers and the Lender hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1           Terms Defined Above. As used in this Credit Agreement, the terms “Borrower,” “Borrowers,” “CYMRI,” “Triumph” and “Lender” shall have the meaning assigned to them hereinabove.

1.2           Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

“Affiliate” means any Person directly or indirectly controlling, or under common control with, any Borrower and includes any Subsidiary of any Borrower and any “affiliate” of any Borrower within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Agreement” means this Second Amended and Restated Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing applicable laws may from time to time be amended, renewed, extended, or replaced).

“Assignment of Notes and Liens – Sterling Bank” means that certain Assignment of Notes, Liens and Security Interests dated of even date of this Agreement from Sterling Bank, to Lender, in form satisfactory to Lender, in its sole discretion, covering the promissory note, liens and security interests from Borrowers to Sterling Bank pursuant to the Sterling Bank Credit Agreement.

 “Available Commitment” means, at any time, an amount equal to the remainder, if any, of (a) the Borrowing Base in effect at such time minus (b) the Loan Balance at such time.

“Base Rate” means, at any time, the prime rate established in The Wall Street Journal’s “Money Rates” or similar table.  If multiple prime rates are quoted in the table, then the highest prime rate will be the Base Rate.  In the event that the prime rate is no longer published by The Wall Street Journal in the “Money Rates” or similar table, then Lender may select an alternative published index based upon comparable information as a substitute Base Rate.  Upon the selection of a substitute Base Rate, the applicable interest rate shall thereafter vary in relation to the substitute index.  Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect without notice to the Borrowers at the time of such change in the Base Rate.

“Borrowing Base” means, at any time with regard to the Borrowing Base Oil and Gas Properties, the amount determined by the Lender in accordance with Section 2.7 and then in effect.

“Borrowing Base Oil and Gas Properties” means those Oil and Gas Properties of Borrowers that are included in the Reserve Reports provided in connection with this Agreement and the Oil and Gas Properties of Borrowers that will, with execution of the Loan Documents, be subject to liens created by certain of the Security Instruments to secure the Obligations, which initial Borrowing Base Oil and Gas Properties are described in Exhibit V attached hereto and made a part hereof together with such additional Oil and Gas Properties as are subsequently added to the Borrowing Base pursuant to Section 2.8, as such Exhibit V or any exhibit to any Security Instruments may be amended or supplemented from time to time.

“Borrowing Request” means each written request, in substantially the form attached hereto as Exhibit II, by CYMRI to the Lender for a borrowing or prepayment pursuant to Sections 2.1, 2.8 or 2.9, each of which shall:

(a)           be signed by a Responsible Officer of CYMRI;

(b)           specify the amount requested or prepaid and the date of the borrowing or prepayment (which shall be a Business Day); and

(c)           be delivered to the Lender no later than 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing or prepayment.

“Business Day” means a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas.

“Change of Control” means, with respect to Guarantor or either Borrower, an event or series of events by which the holders of the Equity Interests of Guarantor or either Borrower, as applicable, as of the Closing Date cease to own and control, directly and indirectly, at least fifty-one percent (51%) of either Guarantor’s or Borrower’s Equity Interest ownership, as applicable.

“Closing Date” means the effective date of this Agreement when all conditions precedent hereunder have been satisfied.

“Collateral” means the Mortgaged Property, the Pledged Collateral and the Collateral as those terms are defined in the Security Instruments and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations, including pursuant to the Security Instruments.

“Commitment” means the obligation of the Lender, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrowers pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.18.

“Commitment Fee” means each fee payable to the Lender by the Borrowers pursuant to Section 2.10.

“Commitment Period” means the period from and including the Closing Date to, but not including, the Maturity Date.

“Commodity Hedge Agreement” means any crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreement, in form and substance between any Borrower and a Person acceptable to the Lender in its sole discretion.

“Commonly Controlled Entity’ means any Person which is under common control with any Borrower within the meaning of Section 4001 of ERISA.

“Compliance Certificate” means each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of CYMRI and furnished to the Lender from time to time in accordance with Sections 5.2 and 5.3.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Current Assets” means all assets which would, in accordance with GAAP, be included as current assets, on a consolidated basis, on the balance sheet of the Borrowers as of the date of calculation.

“Current Liabilities” means all liabilities which would, in accordance with GAAP, be included as current liabilities, on a consolidated basis, on the balance sheet of the Borrowers as of the date of calculation.

“CYMRI” has the meaning given to such term in the preamble of this Agreement and includes each successor and assignee.

“Default” means any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

“Default Rate” means a per annum interest rate equal to the Base Rate plus four percent (4%), but in no event exceeding the Highest Lawful Rate.

“Defensible Title” means with respect to each Property, title that (a) entitles the Person to receive (free and clear of all royalties appearing or not appearing of record, all overriding royalties and all net profits interests or other burdens on or measured by production of Hydrocarbons) not less than the net revenue interest set forth on Exhibit V (or in such other certificate or writing provided to Lender representing the interests in the Properties, including, without limitation, any mortgage) in all Hydrocarbons produced, saved and marketed from the Property for the productive life of the Property, free and clear of any Lien other than the Permitted Liens and any Liens, which are in favor of Lender and its Affiliates or are permitted hereunder; and (b) obligates such Person to bear costs and expenses relating to the maintenance, development and operation of such Property in an amount not greater than the working interest set forth on Exhibit V for the productive life of such Property.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“EBITDA” means, for any period, Net Income for such period plus Interest Expense, federal and state income taxes, depreciation, depletion, amortization, and other non-cash expenses, including the effects of FASB 133 and 143 for such period deducted in the determination of Net Income for such period.

“Environmental Complaint” means any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of either Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of either Borrower or the business conducted thereon.

“Environmental Laws” means (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of either Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“Equity Interests” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests, or partnership interests (or any other ownership interests) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

“Event of Default” means any of the events specified in Section 7.1.

“Facility Fee” has the meaning given to such term in Section 2.11 hereof.

“Financial Statements” means statements of the financial condition of the Borrowers and Guarantor on a consolidated basis and on a consolidating basis as at the point in time and for the period indicated and consisting of at least statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period for the Borrowers and Guarantor and, when required by applicable provisions of this Agreement to be reviewed by certified public accountants acceptable to the Lender and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP for Borrowers and Guarantor, consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

“Floating Rate” means an interest rate per annum equal to the Base Rate from time to time in effect plus one percent (1%), but in no event exceeding the Highest Lawful Rate.

“GAAP” means generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

“Gas” or “gas” means and includes, in each case, natural gas, casinghead gas, coal bed methane gas, coal mine methane gas and all methane gas found in the coal seams or other strata in communication with the coal.

“Governing Body” means, in the case of a corporation, its board of directors, in the case of a limited liability company, its members or its managers, depending on how the management of such Business Entity is allocated in its Governing Documents, in the case of a general partnership or joint venture, the partners or the joint venturers thereof, respectively, in the case of a limited partnership, the applicable Governing Body of the general partner thereof, if such general partner is a Business Entity, and in the case of any other Business Entity not specified herein, the designees thereof that, pursuant to the Governing Documents of such Business Entity, fulfill the responsibilities typically discharged by a board of directors of a corporation.

“Governing Documents” means, (a) in the case of a corporation, its certificate of incorporation or formation, articles of incorporation and bylaws, as amended, (b) in the case of a limited liability company, its certificate of formation, its limited liability company agreement, and its operating agreement or regulations (or similar documentation as denominated under the laws of the jurisdiction in which it is formed), (c) in the case of a general partnership or joint venture, the applicable partnership agreement or joint venture agreement, (d) in the case of a limited partnership, its certificate of formation and partnership agreement, and (e) in the case of any other entity not specified in this Agreement, the applicable documentation typically used in the jurisdiction where such entity has been formed for purposes of initially forming such entity according to the laws of such jurisdiction and thereafter operating and managing such entity.

“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantor” means Stratum Holdings, Inc., a Nevada corporation.

“Guaranty” means an unlimited guaranty agreement in form and content satisfactory to Lender.

“Hazardous Substances” means flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

“Highest Lawful Rate” means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at anytime or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

“Hydrocarbons” means oil, Gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, and all products refined or separated therefrom.

“Indebtedness” means, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

“Insolvency Proceeding” means application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

“Intellectual Property” means patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

“Intercreditor Agreement” means an intercreditor agreement in connection with Lender’s agreement to share its Liens on a pari passu basis with a counterparty under a Permitted Commodity Hedge Agreement, in form and content satisfactory to Lender.

“Interest Expense” means, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of the Borrowers for such period, determined in accordance with GAAP.

“Investment” means, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of assets from another Person subject to an understanding or agreement, contingent or otherwise, to resell such assets to such Person, (c) the purchase or acquisition (in one or a series of transactions) of assets of another Person that constitutes a business unit, or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“L/C Exposure” means, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

“L/C Limit” means $500,000.

“Letter of Credit” means any standby letter of credit issued by the Lender for the account of the Borrowers pursuant to Section 2.18.

“Letter of Credit Application” means the standard letter of credit application employed by the Lender from time to time in connection with Letters of Credit.

“Letter of Credit Fee” means each fee payable to the Lender by the Borrowers pursuant to Section 2.19 upon or in connection with the issuance of a Letter of Credit.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

“Limitation Period” means any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” means any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.

“Loan Balance” means, at any time, the outstanding principal balance of the Note at such time, plus the L/C Exposure at such time.

“Loan Documents” means this Agreement, the Note, the Letters of Credit Applications, the Letters of Credit, the Security Instruments, the Subordination Agreement and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letters of Credit Applications, the Letters of Credit, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements and other modifications of, any or all of the foregoing from time to time in effect.

“Loan Parties” means the Borrowers and the Guarantor.

“Material Adverse Effect” means (a) any adverse effect on the business, operations, properties, financial condition, or prospects of the Borrowers and the Guarantor, taken as a whole, which materially increases the risk that any of the Obligations will not be repaid as and when due, or (b) any material adverse effect upon any material portion of the Collateral in Lender’s reasonable judgment.

“Maturity Date” means the second anniversary of the Closing Date.

“Monthly Borrowing Base Reduction” is defined in Section 2.7(a).

“Net Income” means, for any period, the net income (or loss) of the Borrower, on a consolidated basis, for such period, determined in accordance with GAAP.

“Net Proceeds” means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, and (b) with respect to the issuance of equity securities, debt securities, or similar instruments, or the incurrence of Indebtedness, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance.  Non-cash proceeds include any proceeds received by way of deferred payment of principal calculated on a combined basis as of such time pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

“Note” means the promissory note of the Borrowers, in the form attached hereto as Exhibit I, together with all renewals, extensions for any period, increases, and rearrangements thereof.

“Obligations” means, without duplication, (a) all Indebtedness evidenced by the Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrower for the payment of Commitment Fees, Letter of Credit Fees, and reimbursement of engineering expenses, (e) indemnity obligations of Borrowers and (f) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Oil and Gas Properties” means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Permitted Commodity Hedge Agreements” means crude oil, natural gas, or other hydrocarbon Commodity Hedge Agreements; provided that (i) such agreement is in form and substance and with a Person acceptable to the Lender, in its discretion, (ii) each transaction under such agreement must also be approved by the Lender, (iii) such agreements shall not be entered into with respect to Borrowers’ Borrowing Base Oil and Gas Properties constituting more than 80% of the present value of estimated future net revenues, computed using a discount factor of 9%, of all proved developed producing Borrowing Base Oil and Gas Properties, and (iv) that the floor prices in such agreements are not less than the prices used by the Lender in its most recent Borrowing Base determination,

“Permitted Liens” means (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens (including, but not limited to, pledges or deposits) in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (g) Liens in favor of the Lender, (h) any Liens securing Indebtedness subordinated to the Obligations pursuant to the Subordination Agreement and (i) pari passu Liens in connection with Permitted Commodity Hedge Agreements, but subject to an Intercreditor Agreement.

“Person” means an individual, corporation, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

“Plan” means, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a pledge agreement dated of even date of this Agreement executed by Guarantor in favor of Lender covering the Equity Interests in each Borrower.

“Principal Office” means the principal office of the Lender in Houston, Texas, presently located at One Riverway, Suite 2450, Houston, Texas 77056.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Purchasers of Production” means the Persons listed on Exhibit VI and all other Persons who purchase Hydrocarbons attributable or allocable to Borrowers’ interests in the Borrowing Base Oil and Gas Properties.

“Rate Management Transaction” means any rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to on or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Regulatory Change” means the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including the Lender.

“Reimbursement Obligation” means the obligation of the Borrowers to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

“Release of Hazardous Substances” means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of either Borrower.

“Requirement of Law” means, as to any Person, the certificate or articles of incorporation and by-laws, partnership agreements or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” means each report delivered to the Lender pursuant to Section 5.4.

“Responsible Officer” means, as to any Person, its President, Chief Executive Officer or Chief Financial Officer.

“Security Instruments” means the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(f), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Sterling Bank Credit Agreement” means that certain Credit Agreement dated December 3, 2004 between Sterling Bank, as lender, and CYMRI and Triumph, as borrowers, as amended by the First Amendment thereto dated May 22, 2006, the Second Amendment thereto dated September 7, 2006, the Third Amendment thereto dated November 29, 2007, the Fourth Amendment thereto dated effective December 31, 2007 and the Fifth Amendment thereto dated March 31, 2008.

“Subordination Agreement” means that certain Subordination Agreement dated as of even date herewith among the Lender, Borrower, Frank M. Cantrell, Jr. and any other subordination agreement among the Lender, any Borrower and any Person (other than a Loan Party) that holds any Indebtedness for borrowed money of either Borrower in form satisfactory to Lender in its sole discretion.

“Subsidiary” means, as to any Person, other than an individual, of which shares of Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Governing Body of such Person that are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superfund Site” means those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

“Transferee” means any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 8.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“Triumph” has the meaning given to such term in the preamble of this Agreement and includes each successor and assignee.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Texas.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3                                 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

1.4                                 References.  References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

1.5                                 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6                                 Number and Gender.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7                                 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

TERMS OF FACILITY

2.1                                 Revolving Line of Credit.

(a)                                  Upon the terms and conditions (including, without limitation, the right of the Lender to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to make Loans, in immediately available funds at the Principal Office, to or for the benefit of the Borrowers, from time to time on any Business Day designated by the Borrowers following receipt by the Lender of a Borrowing Request; provided, however, no Loan shall exceed the then existing Available Commitment.

(b)                                 Subject to the terms of this Agreement, during the Commitment Period, the Borrowers may borrow, repay, and reborrow such funds. Except for prepayments made pursuant to Section 2.8, each borrowing and prepayment of principal of Loans shall be in an amount at least equal to $100,000.  Each borrowing or prepayment shall be deemed a separate borrowing or prepayment for purposes of the foregoing.

(c)                                  The Loans made under this Section 2.1 shall be made and maintained at the Principal Office and shall be evidenced by the Note.

2.2                                 Use of Loan Proceeds.

(a)                                  Proceeds of all Loans shall be used solely for (i) the acquisition and development of the Borrowing Base Oil and Gas Properties, (ii) payment of fees and expenses hereunder and (iii) for general corporate purposes.

(b)                                 Letters of Credit shall be used solely for general corporate purposes provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.

2.3                                 Interest.  Subject to the terms of this Agreement (including, without limitation, Section 2.15), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate. Interest on all Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Lender at any time as to all or any portion of such interest.

2.4                                 Repayment of Loans and Interest.  Accrued and unpaid interest on the outstanding Loans under the Note shall be due and payable monthly commencing on the last day of August, 2008, and continuing on the last day of each calendar month thereafter while any amount of the outstanding principal balance remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the outstanding principal balance.  The outstanding principal balance on the Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

2.5                                 Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations by the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

2.6                                 Time, Place, and Method of Payments.  All payments required pursuant to this Agreement or the Note shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Lender on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

2.7                                 Borrowing Base Determinations.

(a)                                  The Borrowing Base as of the Closing Date is acknowledged by the Borrowers and the Lender to be $3,400,000.  The amount of the Borrowing Base (as adjusted from time to time under the terms of this Agreement) shall be reduced by $125,000 on the first day of each month beginning September 1, 2008 (the “Monthly Borrowing Base Reduction”).

(b)                                 The Borrowing Base shall be redetermined semi-annually on each May 1 and November 1 of each calendar year beginning November 1, 2008, on the basis of information supplied by the Borrowers in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other information available to the Lender. In addition, the Lender shall, in the normal course of business following a request of the Borrowers, redetermine the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties; provided, however, the Lender shall not be obligated to respond to more than one such request during any calendar year, and in no event shall the Lender be required to redetermine the Borrowing Base more than once in any three-month period, including, without limitation, each scheduled semi-annual redetermination provided for above.  Notwithstanding the foregoing, the Lender may at its discretion redetermine the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties and the amount by which the Borrowing Base shall be reduced each calendar month as set forth in Section 2.7(a) at any time and from time to time.

(c)                                  Upon each determination of the Borrowing Base by the Lender, the Lender shall notify the Borrower in writing of such determination, and the Borrowing Base and the amount by which the Borrowing Base shall be reduced or increased so communicated to the Borrowers shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Borrowing Base and the amount by which the Borrowing Base shall be reduced.  Each time the Borrowing Base is redetermined by Lender, the Monthly Borrowing Base Reduction shall also be redetermined.

(d)                                 The Borrowing Base shall represent the determination by the Lender, in accordance with the applicable definitions and provisions herein contained and its customary lending practices for loans of this nature, of the value, for loan purposes, of the Borrowing Base Oil and Gas Properties, subject, in the case of any increase in the Borrowing Base, to the credit approval process of the Lender.  Furthermore, the Borrowers acknowledge that the determination of the Borrowing Base contains an equity cushion, which is acknowledged by the Borrowers to be essential for the adequate protection of the Lender.

2.8                                 Mandatory Prepayments.

(a)                                  If at any time the Loan Balance exceeds the Borrowing Base then in effect, the Borrowers shall, within 30 days of notice from the Lender of such occurrence, (i) prepay, or make arrangements acceptable to the Lender for the prepayment of, the amount of such excess for application on the Loan Balance, (ii) provide additional collateral, of character and value satisfactory to the Lender in its sole discretion, to secure the Obligations by the execution and delivery to the Lender of security instruments in form and substance satisfactory to the Lender, or (iii) effect any combination of the alternatives described in clauses (i) and (ii) of this Section and acceptable to the Lender in its sole discretion.  In the event that a mandatory prepayment is required under this Section and the Loan Balance is less than the amount required to be prepaid, the Borrowers shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Borrowing Base.  The cash deposited with the Lender in satisfaction of the requirement provided in this Section may be invested, at the sole discretion of the Lender and then only at the express direction of the Borrowers as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrowers in cash or cash equivalent investments offered by or through the Lender.

(b)                                 In addition to the foregoing, the Borrowers shall immediately prepay the principal of the Note in an amount equal to:

(i)                                     100% of Net Proceeds from the disposition of any asset, excluding sales permitted under this Agreement;

(ii)                                  100% of insurance proceeds in excess of $50,000 per occurrence in respect of any insurance policy required to be maintained by the Borrower under the terms of this Agreement unless Borrower reinvests such proceeds within ninety (90) days of any insurable loss to replace the lost or damaged assets;

(iii)                               50% of the Net Proceeds from the sale or issuance (after the date of this Agreement) of any Equity Interest; and

(iv)                              100% of any Indebtedness incurred by any Borrower, other than Indebtedness permitted under Section 6.1 hereof.

2.9                                 Voluntary Prepayments of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans without prepayment penalty provided, however, (a) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid, and (b) no such prepayment shall serve to postpone the repayment when due of any Obligation.

2.10                           Commitment Fee.  In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for maintaining funds available, the Borrower shall pay to the Lender, in immediately available funds, on the first day of September, 2008, and on the first day of each calendar month thereafter during the Commitment Period, a fee in the amount of one-quarter percent (0.25%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding month.

2.11                           Facility Fee.  In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender (i) on the Closing Date, in immediately available funds, a facility fee (the “Facility Fee”) in the amount of $17,000 and (ii) a Facility Fee equal to one-half of one percent (0.5%) on any future increase in the Borrowing Base over the highest Borrowing Base previously in effect, on the date of any such Borrowing Base redetermination.

2.12                           Reimbursement for Engineering Expenses.  In addition to interest and other fees payable hereunder and to compensate the Lender for the costs of evaluating the Borrowing Base Oil and Gas Properties and reviewing the Reserve Reports, the Borrower shall reimburse the Lender $2,500 for all expenses relating to such reviews, in immediately available funds, on the date of each redetermination of the Borrowing Base, including on the Closing Date.

2.13                           Loans to Satisfy Obligations of Borrowers. The Lender may, but shall not be obligated to, make Loans for the benefit of the Borrowers and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrowers contained in this Agreement or any other Loan Document.  Any such Loan shall be evidenced by the Note and shall be made at the Floating Rate.

2.14                           Security Interest in Accounts; Right of Offset.  As security for the payment and performance of the Obligations, each Borrower hereby transfers, assigns, and pledges to the Lender and grants to the Lender a security interest in all funds of each Borrower now or hereafter or from time to time on deposit with the Lender, with such interest of the Lender to be retransferred, reassigned, and/or released by the Lender, as the case may be, at the expense of the Borrowers upon payment in full and complete performance by the Borrowers of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, each Borrower hereby grants to the Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all funds of the Borrowers now or hereafter or from time to time on deposit with the Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

2.15                           General Provisions Relating to Interest.

(a)                                  It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America.  In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Chapter 303 of the Texas Finance Code, the Borrowers agree that the Highest Lawful Rate shall be the “weekly ceiling” as defined in such Section, provided that the Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

(b)                                 Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrowers for the payment of fees or other charges deemed to be interest under applicable law shall be suspended.  During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

(c)                                  If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrowers stipulate that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrowers and the Lender; and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrowers.  In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrowers.

(d)                                 All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.16                           Letters in Lieu of Transfer Orders. The Lender agrees that none of the letters in lieu of transfer or division orders provided by the Borrowers pursuant to Section 3.1(f)(v) or Section 5.7 will be sent to the addressees thereof prior to the occurrence and continuance of an Event of Default, at which time the Lender may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.

2.17                           Power of Attorney.  Each Borrower hereby designates the Lender as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence and continuance of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by the Borrower to the Lender pursuant to Section 3.1(f)(v) or Section 5.7, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. Each Borrower hereby ratifies and confirms all that the Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney.  This power of attorney is coupled with the interests of the Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligations remain outstanding or unpaid or any Commitment exists.  The powers conferred on the Lender by this appointment are solely to protect the interests of the Lender under the Loan Documents and shall not impose any duty upon the Lender to exercise any such powers.  The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrowers or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

2.18                           Letters of Credit.

(a)                                  Upon the terms and conditions (including, without limitation, the right of the Lender to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two Business Days prior to the requested date for issuance of the relevant Letter of Credit, of a Letter of Credit Application executed by the Borrowers; provided, however, (a) no Letter of Credit shall have an expiration date which is more than 360 days after the issuance thereof or subsequent to the Maturity Date, and (b) the Lender shall not be obligated to issue any Letter of Credit if (i) the face amount thereof would exceed the Available Commitment, or (ii) after giving effect to the issuance thereof, the L/C Exposure would exceed the L/C Limit.

(b)                                 Should the Lender be called upon by the beneficiary of any Letter of Credit to honor all or any portion of the commitment thereunder, whether upon the presentation of drafts or otherwise, such payment by the Lender on account of such Letter of Credit shall be treated, for all purposes, as a Floating Rate Loan and an advance against the Note.

2.19                           Letter of Credit Fee.  In addition to interest on the Note as provided herein and all other fees payable hereunder, the Borrowers agree to pay to the Lender, on the date of issuance of each Letter of Credit, a fee equal to the greater of $750 or two and one-half percent (2.50%)

per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued; provided, however, in the event such Letter of Credit is canceled prior to its original expiry date or a payment is made by the Lender with respect to such Letter of Credit, the Lender shall, within 30 days after such cancellation or the making of such payment, rebate to the Borrowers the unearned portion of such fee. The Borrower also agrees to pay to the Lender on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

ARTICLE III

CONDITIONS

The obligations of the Lender to enter into this Agreement and to make Loans and issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

3.1                                 Receipt of Loan Documents and Other Items The Lender shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Lender or its counsel of the title of the Borrowers to their Oil and Gas Properties, shall be satisfactory to the Lender, and the Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more Responsible Officers of the Borrower, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

(a)                                  multiple counterparts of this Agreement as requested by the Lender;

(b)                                 the Note;

(c)                                  copies of the Governing Documents and all amendments thereto of each Borrower and Guarantor accompanied by a certificate issued by the secretary or an assistant secretary of each Borrower to the effect that each such copy is correct and complete;

(d)                                 certificates of incumbency and signatures of all Responsible Officers of each Borrower and Guarantor who are authorized to execute Loan Documents on behalf of such entity each such certificate being executed by a Responsible Officer of each Borrower;

(e)                                  copies of corporate or company resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the Governing Body of each Borrower and Guarantor accompanied by certificates of the secretary or an assistant secretary of each Borrower to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the Governing Body of each Borrower and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

(f)                                    multiple counterparts, as requested by the Lender, of the following Security Instruments creating, evidencing, perfecting, and otherwise establishing Liens in favor of the Lender in and to the Collateral or other items described below otherwise securing the Obligations:

(i)                                     (A) Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement executed by the CYMRI and (B) Act of Mortgage and Security Agreement executed by Triumph, collectively, covering not less than 90% of the value of all Borrowing Base Oil and Gas Properties of the CYMRI and Triumph and all improvements, personal property, and fixtures related thereto;

(ii)                                  Financing Statements from each Borrower, as debtor, covering all of their personal property and fixtures;

(iii)                               Security Agreement executed by the Borrowers pledging accounts, contract rights, and all other personal property of Borrower;

(iv)                              undated letters, in form and substance satisfactory to the Lender, executed by the Borrowers to each Purchaser of Production and disburser of the proceeds of production from or attributable to the Borrowing Base Oil and Gas Properties listed on Exhibit VI, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Borrowing Base Oil and Gas Properties directly to the Lender;

(v)                                 the Stock Pledge Agreement from Guarantor covering all of its Equity Interests in each Borrower, together with (A) the stock or membership certificates evidencing such Equity Interests, if certificated and (B) blank transfer powers relating thereto;

(vi)                              the Guaranty executed by Guarantor; and

(vii)                           an executed Assignment of Notes and Liens – Sterling Bank.

(g)                                 unaudited Financial Statements of the Borrower and Guarantor as of March 31, 2008;

(h)                                 certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each Borrower in its respective jurisdiction of formation and in any other jurisdictions where it does business;

(i)                                     results of searches of the UCC Records of the Secretary of State of the state of formation from a source acceptable to the Lender and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Lender;

(j)                                     confirmation, acceptable to the Lender, that CYMRI and Triumph have Defensible Title to not less than 80% of the value of the Borrowing Base Oil and Gas Properties, free and clear of Liens other than Permitted Liens;

(k)                                  all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization, and other agreements relating to the Borrowing Base Oil and Gas Properties requested by the Lender;

(l)                                     engineering reports covering the Borrowing Base Oil and Gas Properties;

(m)                               the opinion of Haynes & Boone, LLP, counsel to the Borrowers and Guarantor, and an opinion of counsel to Triumph that is licensed to practice in Louisiana, covering the Security Instruments that are required to be filed in the State of Louisiana regarding, among other things, the perfection of Liens and enforceability thereof, in the form and substance acceptable to the Lender in its discretion;

(n)                                 certificates evidencing the insurance coverage required pursuant to Section 5.18;

(o)                                 payment of the initial Facility Fee;

(p)                                 payment of the fees described in Section 5.14;

(q)                                 an executed Subordination Agreement; and

(r)                                    such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

3.2                                 Each Loan and Letter of Credit.  In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make any Loan or issue any Letter of Credit unless:

(a)                                  CYMRI shall have delivered to the Lender a Borrowing Request at least one Business Day prior to the requested date for the relevant Loan, or a Letter of Credit Application at least two Business Days prior to the requested issuance date for the relevant Letter of Credit and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;

(b)                                 no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;

(c)                                  if requested by the Lender, the Borrowers shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan or the issuance of such Letter of Credit;

(d)                                 the Lender shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by the Lender with respect to such Loan or Letter of Credit;

(e)                                  no Material Adverse Effect shall have occurred;

(f)                                    each of the representations and warranties contained in this Agreement shall be true and correct (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this Agreement) and shall be deemed to be repeated by the Borrowers as if made on the requested date for such Loan or the issuance of such Letter of Credit;

(g)                                 all of the Security Instruments shall be in full force and effect and provide to the Lender the security intended thereby;

(h)                                 neither the consummation of the transactions contemplated hereby nor the making of such Loan nor the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;

(i)                                     the Loan Parties shall hold Defensible Title to the Collateral and be the sole beneficial owner thereof;

(j)                                     the Lender shall have received the  reimbursement of all engineering expenses, and other fees payable to the Lender hereunder and reimbursement from the Borrowers, or special legal counsel for the Lender shall have received payment from the Borrowers, for (i) all reasonable fees and expenses of counsel to the Lender for which the Borrowers are responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan or Letter of Credit Application, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or Letter of Credit Application; and

(k)                                  all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans and issue Letters of Credit, each Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

4.1                                 Due Authorization. The execution and delivery by the Borrowers of this Agreement and the borrowings hereunder, the execution and delivery by the Borrowers of the Note, the repayment of the Note and interest and fees provided for in the Note and this Agreement, the execution and delivery of the Security Instruments by the Borrowers and the performance of all obligations of the Borrowers under the Loan Documents are within the power of the Borrowers, have been duly authorized by all necessary corporate or company action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which either Borrower is a party or by which any Property of either Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of either Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

4.2                                 Existence. Each Borrower is the type of business entity set forth in the preamble hereof and is duly organized, legally existing, and in good standing under the laws of its state of formation and is duly qualified as a foreign business entity and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

4.3                                 Valid and Binding Obligations.  All Loan Documents to which each Borrower and Guarantor is a party, when duly executed and delivered by each such Borrower and Guarantor, will be the legal, valid, and binding obligations of each such Borrower and Guarantor, as applicable, enforceable against each Borrower and Guarantor in accordance with their respective terms.

4.4                                 Security Instruments.  The provisions of each Security Instrument executed by the Borrowers and Guarantor are effective to create in favor of the Lender, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrowers and Guarantor in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of the Borrowers and Guarantor in the Collateral described therein.

4.5                                 Title to Assets. The Borrowers and Guarantor have good and indefeasible title to all of their Properties, free and clear of all Liens except Permitted Liens.

4.6                                 Score and Accuracy of Financial Statements. The consolidated and consolidating Financial Statements of the Borrowers and Guarantor as of March 31, 2008, present fairly the financial position and results of operations and cash flows of the Borrower and Guarantor as at the relevant point in time or for the period indicated, as applicable.  No event or circumstance has occurred since such dates which could reasonably be expected to have a Material Adverse Effect.

4.7                                 No Material Misstatements. No information, exhibit, statement, or report furnished to the Lender by or at the direction of the Borrowers in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

4.8                                 Liabilities, Litigation, and Restrictions. Other than as listed under the heading “Liabilities” on Exhibit IV attached hereto, the Borrowers have no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral.  Except as set forth under the heading “Litigation” on Exhibit IV hereto, no litigation or other action of any nature affecting either Borrower or Guarantor is pending before any Governmental Authority or, to the best knowledge of either Borrower, threatened against or affecting either Borrower or Guarantor which might reasonably be expected to result in any impairment of its ownership of any Collateral or have a Material Adverse Effect.  To the best knowledge of the Borrowers, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of either Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrowers and Guarantor.

4.9                                 Authorizations; Consents.  Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrowers and Guarantor of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrowers of the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrowers of the Obligations.

4.10                           Compliance with Laws. The Borrowers and the Borrowers’ Property, including, without limitation, the Borrowing Base Oil and Gas Properties, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

4.11                           ERISA. The Borrowers do not maintain nor have they maintained any Plan. The Borrowers do not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.

4.12                           Environmental Laws.  To the best knowledge and belief of the Borrowers, except as could not reasonably be expected to not have a Material Adverse Effect, or as described on Exhibit IV under the heading “Environmental Matters:”

(a)                                  no Property of either Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

(b)                                 no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

(c)                                  except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by either Borrower or from, affecting, or related to any Property of either Borrower or adjacent to any Property of either Borrower has occurred; and

(d)                                 no Environmental Complaint has been received by either Borrower.

4.13                           Compliance with Federal Reserve Regulations.  No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U, or X.

4.14                           Investment Company Act Compliance.  No Borrower is, nor is any Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15                           Anti-Terrorism Laws.

(a)                                  No Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)                                 No Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

(c)                                  No Borrower is (A) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224, (B) engaged in any dealings or transactions prohibited by Section 2 of Executive Order 13224, or otherwise associated with any such Person in any manner violative of Section 2, or (C) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(d)                                 No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.16                           Proper Filing of Tax Returns; Payment of Taxes Due.  Each Borrower and Guarantor has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made.  The respective charges and reserves on the books of the Borrowers with respect to taxes and other governmental charges are adequate.

4.17                           Refunds.  Except as described on Exhibit IV under the heading “Refunds,” no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Borrowing Base Oil and Gas Properties.

4.18                           Material and Gas Contracts. Except as described on Exhibit IV under the heading “Gas Contracts,” no Borrower (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrowing Base Oil and Gas Properties at some future date without receiving full payment therefor within 90 days of delivery, and (b) has produced gas, in any material amount, subject to, and neither Borrower nor any of the Borrowing Base Oil and Gas Properties are subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower has established monetary reserves adequate in amount to satisfy such obligations and have segregated such reserves from other accounts.  Except as described on Exhibit IV under the heading “Material Contracts,” no Borrower nor any of its Borrowing Base Oil and Gas Properties are subject to any contract or agreement which the default thereunder by a Borrower would cause such Borrower to fail to have Defensible Title, other than where such failure could not reasonably be expected to have a Material Adverse Effect.

4.19                           Intellectual Property. The Borrowers own or are licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrowers know of no valid basis for any such claim. The use of such Intellectual Property by the Borrowers do not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrowers.

4.20                           Casualties or Taking of Property.  Except as disclosed on Exhibit IV under the heading “Casualties,” since June 30, 2008, neither the business nor any Property of either Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

4.21                           Locations of Borrowers.  The principal place of business and chief executive office of each Borrower is located at the address set forth in Section 8.3 or at such other location as the Borrowers may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from the Borrowers in favor of the Lender have been filed.

4.22                           Subsidiaries.  No Borrower has Subsidiaries except those described on Exhibit IV under the heading “Subsidiaries”.

4.23                           Purchasers of Production.  The Persons who are purchasing the Borrowers’ interests in oil and gas produced from the Borrowing Base Oil and Gas Properties as of the date of this Agreement are identified on Exhibit VI attached hereto.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrowers shall:

5.1                                 Maintenance and Access to Records.  Keep adequate records, in accordance with GAAP, of all their transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrowers, allow the Lender to make and take away copies thereof.

5.2                                 Quarterly Financial Statements; Compliance Certificates.  Deliver to the Lender, (a) on or before the 60th day after the close of each of the first three quarterly periods of each fiscal year of the Borrowers, a copy of the unaudited Financial Statements of Guarantor and the Borrowers, on a consolidated basis and on a consolidating basis, as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of CYMRI as a fair presentation of the condition of the Borrowers and Guarantor, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 60th day after the close of each fiscal quarter, with the exception of the last fiscal quarter, a Compliance Certificate.

5.3                                 Annual Financial Statements.  Deliver to the Lender, on or before the 120th day after the close of each fiscal year of the Borrowers, a copy of the annual audited Financial Statements of Guarantor and the annual unaudited Financial Statements of the Borrowers, on a consolidated basis and on a consolidating basis, satisfactory to the Lender and a Compliance Certificate.

5.4                                 Oil and Gas Reserve Reports.

(a)                                  Deliver to the Lender no later than April 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender, certified by any nationally- or regionally-recognized independent consulting petroleum engineers acceptable to the Lender as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrowing Base Oil and Gas Properties as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Borrowing Base Oil and Gas Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (iv) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrowers.

(b)                                 Deliver to the Lender no later than October 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender prepared by or under the supervision of a Responsible Officer of the Borrower evaluating the Borrowing Base Oil and Gas Properties as of July 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.4(a).

(c)                                  Each of the reports provided pursuant to this Section shall be submitted to the Lender together with additional data concerning pricing, quantities of production from the Borrowing Base Oil and Gas Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as the Lender may reasonably request.

5.5                                 Title Opinions; Title Defects.  Cause at all times the Borrowing Base Oil and Gas Properties comprising at least ninety percent (90%) of the discounted present value of future net revenue, computed using a discount factor of 9%,  estimated to be derived from the proved reserves to be produced from all of the Borrowing Base Oil and Gas Properties, as set forth in the most recent Reserve Reports delivered to Lender, to be subject to duly executed and recorded Security Instruments granting perfected first priority mortgage liens, security interests and assignments of production therein to the Lender and (b) have demonstrated to the Lender, by the delivery of title information satisfactory to the Lender, that Borrowers have Defensible Title, as represented in this Agreement and the Security instruments, to their Borrowing Base Oil and Gas Properties that are subject to the Security Instruments comprising at least eighty-one percent (81%) of the discounted present value of future net revenue, computed using a discount factor of 9%,  estimated to be derived from the proved reserves to be produced from all of the Borrowing Base Oil and Gas Properties, as set forth in the most recent Reserve Reports delivered to the Lender and, promptly, but in any event within 30 days after notice by the Lender of any defect, material in the opinion of the Lender in value, in the title of either Borrower to any of its Borrowing Base Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Lender to do so.

5.6                                 Post-Closing Items.  Deliver to the Lender within ten (10) days after the Closing Date evidence satisfactory to the Lender that the Estis Well Service, L.L.C. Oil & Gas Lien against Triumph dated July 19, 2007 and recorded at #305650 of the official public records of Cameron Parish, Louisiana, has been released of record in the official public records of said parish.  Borrowers shall deliver to Lender within ten (10) days after Closing evidence satisfactory to the Lender that the Submersible Pump Specialists, Inc. Lien Affidavits against

CYMRI (a) dated October 17, 2007 and recorded at Volume 864/Page 440, Volume 864/Page 446 and Volume 864/Page 452, respectively, in the official public records of Karnes County, Texas, (b) dated December 18, 2007 and recorded at Volume 867/Page 627, Volume 867/Page 630, Volume 867/Page 634 and Volume 867/Page 639, respectively, in the official public records of Karnes County, Texas, (c) dated February 15, 2008 and recorded at Volume 870/Page 774 and Volume 870/Page 779 and Volume 870/Page 784, respectively, in the official public records of Karnes County, Texas and (d) dated July 8, 2008 and recorded at Volume 879/Page 643 and Volume 879/Page 651, respectively, in the official public records of Karnes County, Texas, have been released of record in the official public records of said county.

5.7                                 Notices of Certain Events. Deliver to the Lender, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrowers and setting forth the relevant event or circumstance and the steps being taken by the Borrowers with respect to such event or circumstance:

(a)                                  any Default or Event of Default;

(b)                                 any default or event of default under any contractual obligation of any Borrower, or any litigation, investigation, or proceeding between any Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding involving any Borrower as a defendant or in which any Property of any Borrower is subject to a claim and in which the amount involved is $50,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

(d)                                 the receipt by either Borrower of any written Environmental Complaint;

(e)                                  any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of either Borrower or adjacent to any Property of either Borrower following any allegation of a violation of an Environmental Complaint;

(f)                                    any Release of Hazardous Substances by either Borrower or from, affecting, or related to any Property of either Borrower or adjacent to any Property of either Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

(g)                                 the change in identity or address of any Person remitting to either Borrower proceeds from the sale of hydrocarbon production from or attributable to any Borrowing Base Oil and Gas Properties;

(h)                                 any change in the senior management of either Borrower; and

(i)                                     any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.8                                 Letters in Lieu of Transfer Orders; Division Orders.  Promptly upon request by the Lender at any time and from time to time, and without limitation on the rights of the Lender pursuant to Sections 2.16 and 2.17, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrowers and delivered to the Lender in satisfaction of the condition set forth in Section 3.1(f)(v) and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Lender proceeds from or attributable to the Borrowing Base Oil and Gas Properties.

5.9                                 Additional Information.  Furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrowers as the Lender may from time to time request, including, without limitation, updated lists of additional or new Purchases of Production; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its or Guarantor’s name or the location of its principal place of business or chief executive office; and upon the request of the Lender, execute, and cause Guarantor to execute, such additional Security Instruments as may be necessary or appropriate in connection therewith.

5.10                           Compliance with Laws.  Except to the extent the failure to comply or cause compliance could not reasonably be expected to have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of either Borrower, (ii) required for the performance of the operations of either Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of either Borrower, while such Persons are acting within the scope of their relationship with either Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrowers to so comply.

5.11                           Payment of Assessments and Charges.  Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might result in a Lien against the Property of either Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay could not reasonably be expected to have a Material Adverse Effect.

5.12                           Maintenance of Corporate Existence and Good Standing.  Except where failure to maintain such existence or qualification could not reasonably be expected to have a Material Adverse Effect, maintain its business entity existence and qualification and good standing in its jurisdictions of formation and in all jurisdictions wherein the Property of Borrowers now owned or hereafter acquired or business now or hereafter conducted necessitates same.

5.13                           Payment of Note; Performance of Obligations.  Pay the Note according to its terms and do and perform every act and discharge all of their other Obligations.

5.14                           Further Assurances.  Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents.

5.15                           Initial Fees and Expenses of Counsel to Lender.  On the Closing Date, promptly reimburse the Lender for all reasonable fees and expenses, including estimated recording fees, of Porter & Hedges, L.L.P., special counsel to the Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.

5.16                           Subsequent Fees and Expenses of Lender.  Upon request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Lender to satisfy any obligation of the Borrowers under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Instruments; to enforce the rights of the Lender under any of the Loan Documents; and to protect the Properties or business of the Borrowers and Guarantor, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrowers by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors’ committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon either Borrower and/or a trustee, receiver, custodian, or liquidator of either Borrower appointed in any such case.

5.17                           Operation of Oil and Gas Properties.  Develop, maintain, and operate their Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards and every Requirement of Law.

5.18                           Maintenance and Inspection of Properties.  Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Lender to visit and inspect, at the expense of the Borrowers, any tangible Property of the Borrowers.

5.19                           Maintenance of Insurance.  Maintain insurance with respect to the Collateral and their businesses against such liabilities, casualties, risks, and contingencies as is customary in the exploration and production industry and sufficient to prevent a Material Adverse Effect, and all such insurance shall be in amounts and from insurers acceptable to the Lender in its sole discretion, and, upon any renewal of any such insurance and at other times upon request by the Lender (including on Closing Date), furnish to the Lender evidence, satisfactory to the Lender of the maintenance of such insurance.  The Lender shall be named as a loss payee and additional insured under all insurance required hereunder.

5.20                           INDEMNIFICATION.  DEFEND, INDEMNIFY AND HOLD THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER (COLLECTIVELY THE “LENDER PARTIES”) UNDER ANY LOAN DOCUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY BORROWING BASE OIL AND GAS PROPERTIES OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY BORROWING BASE OIL AND GAS PROPERTIES OF THE BORROWERS, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWERS OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWERS OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWERS, (D) ANY CONTAMINATION OF ANY BORROWING BASE OIL AND GAS PROPERTIES OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWERS OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWERS, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, ANY

ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY THE LENDER OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE LENDER PARTIES OR ANY OF ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY LOAN DOCUMENT BUT NOT INCLUDING ANY OF THE FOREGOING ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER PARTIES; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT, UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH FROM THE BORROWERS AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY THE LENDER WITH RESPECT TO ANY PROPERTY SUBSEQUENT TO THE LENDER BECOMING THE OWNER OF SUCH PROPERTY AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION, OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO BY THE LENDER.

5.21                           Operating Accounts.  Establish and maintain with Lender all of their principal operating accounts and related deposit accounts.

5.22                           Hedging Transaction Reports.  For each Commodity Hedge Agreement to which either Borrower is a party, if any, as permitted under this Agreement, deliver to Lender contemporaneously with the quarterly Financial Statements a detailed report setting out such Borrower’s (i) position as of the end of such calendar quarter including, but not limited to, such Borrower’s settlement payments and receipts during such calendar quarter and settlement payables and receivables as of the end of such calendar quarter, (ii ) volumes hedged, (iii) prices at which such volumes were hedged, (iii) the period covered under each Commodity Hedge Agreement and (iv) any other information which Lender may request.

5.23                           [Reserved].

5.24                           Production and Expense Reports.  Deliver to Lender, on or before the sixtieth (60th) day after the end of each calendar month, a production and expense report covering quantities of production from the Borrowing Base Oil and Gas Properties, volumes of production sold, Purchasers of Production, gross revenues and expenses (including lease operating expenses).

5.25                           Operating Budget Forecasts.  Commencing September 30, 2008, and continuing on the last day of each subsequent month, deliver to Lender with a rolling revenue, lease operating expense, capital expenditure and general and administrative expense forecast, in form satisfactory to Lender (the “Operating Budget Forecasts”), by month for the succeeding

12-month period covering Borrowers’ interests in the Borrowing Base Oil and Gas Properties.  The Operating Budget Forecasts will include a brief discussion by Borrowers of all operating and financial variances from the prior Operating Budget Forecast delivered to Lender.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, no Borrower will:

6.1                                 Indebtedness.  Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, accrued or deferred taxes and other liabilities not constituting borrowed money, (c) Permitted Commodity Hedge Agreements, (d) Rate Management Transactions, in form and substance and with a Person and on terms acceptable to the Lender in its sole discretion, (e) Indebtedness secured by Permitted Liens, (f) any other Indebtedness subordinated to the Obligation on terms approved by Lender in its sole discretion, and (g) other unsecured Indebtedness not to exceed, in the aggregate any time outstanding, an amount equal to $50,000 incurred in the ordinary course of business.

6.2                                 Contingent Obligations.  Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business, or (c) guarantees or other credit support by one Loan Party of Indebtedness or other obligations of another Loan Party.

6.3                                 Liens.  Create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

6.4                                 Sales of Assets.  Without the prior written consent of the Lender, sell, transfer, or otherwise dispose of, in one or any series of transactions, any Collateral or other Property, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate either Borrower to deliver hydrocarbons produced from any of the Borrowing Base Oil and Gas Properties at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower, (c) sales, transfers or dispositions between Loan Parties, (d) sales, transfers or dispositions of any Property other than Borrowing Base Oil and Gas Properties, and (e) other sales or dispositions of Borrowing Base Oil and Gas Properties not to exceed an aggregate purchase price of $100,000 during any calendar year.

6.5                                 Leasebacks.  Enter into any agreement to sell or transfer any Borrowing Base Oil and Gas Properties and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

6.6                                 Sale or Discount of Receivables.  Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

6.7                                 Loans or Advances.  Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees of the Borrowers for the payment of expenses in the ordinary course of business, or (c) prior to the occurrence of an Event of Default, (i) advances from one Borrower to the other Borrower, and (ii) advances to Guarantor for the general and administrative expenses and other general corporate purposes of Guarantor, provided that such advances by Borrowers for any calendar month shall not exceed the aggregate combined amount of $25,000.

6.8                                 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investor Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000.00, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, or (d) money-market funds.

6.9                                 Dividends and Distributions.  Declare, pay, or make, whether in cash or Property of either Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its Equity Interests stock at any time, except that (i) Triumph may make dividends or distributions to Cymri, and (ii) Borrowers may make such dividends or distributions to Guarantor to the same extent that they are permitted to make loans and advances to Guarantor pursuant to Section 6.7.

6.10                           Issuance of Stock; Changes in Corporate Structure. Issue or agree to issue additional shares of Equity Interest, in one or any series of transactions unless such shares are issued to Guarantor and subject to a contemporaneously perfected Lien in favor of Lender; enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve or suffer any liquidation or dissolution or enter or agree to enter into any arrangement that would result in a Change of Control.

6.11                           Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate; provided, however, the foregoing restrictions shall not apply to, prior to the occurrence of an Event of Default, advances to Guarantor permitted under Section 6.7.

6.12                           Lines of Business.  Expand, on its own or through any Subsidiary, into any line of business other than those in which the Borrowers are engaged as of the date hereof.

6.13                           Plan Obligations. Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

6.14                           Current Ratio.  Permit, as of the close of any fiscal quarter, the ratio of (i) the sum of Current Assets plus the Available Commitment at such time to (ii) Current Liabilities (but excluding current maturities under this credit facility) to be less than 1.00 to 1.00.

6.15                           EBITDA to Fixed Charges.  Permit, as of the close of any fiscal quarter, calculated on a consolidated basis, the ratio of (a)  EBITDA for such quarter, less taxes paid in cash for such quarter to (b) Fixed Charges for such quarter to be less than 1.25 to 1.00 beginning with the fiscal quarter ending September 30, 2008.  “Fixed Charges” means Interest Expense, plus the amount of required principal repayments under this credit facility.  This ratio shall be tested on an annualized basis for the first three fiscal quarters following the Closing Date and, beginning on the end of the fourth fiscal quarter following the Closing Date, on a rolling four-quarter basis.

6.16                           Tangible Net Worth. Permit, as of the close of any fiscal quarter, Borrowers’ combined tangible net worth to be less than seventy-five percent (75%) of their combined tangible net worth as of June 30, 2008, plus the aggregate total of seventy-five percent (75%) of Borrowers’ positive Net Income determined on a fiscal quarterly basis from and after July 1, 2008.

ARTICLE VII

EVENTS OF DEFAULT

7.1                                 Enumeration of Events of Default.  Any of the following events shall constitute an Event of Default:

(a)                                  Borrowers default in the payment when due of any installment of principal or interest under this Agreement or the Note or in the payment when due of any fee or other sum payable under any Loan Document and such default shall have continued for five days;

(b)                                 Borrowers default in the due observance or performance of any of their negative covenants or obligations under the Loan Documents (including Article VI hereunder);

(c)                                  Borrowers default in the due observance or performance of any of their affirmative covenants or obligations under the Loan Documents (including Article V hereunder), and such default shall continue for 30 days after the earlier of notice thereof to the Borrowers by the Lender or knowledge thereof by any Borrower;

(d)                                 any representation or warranty made by any Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(e)                                  default shall be made by any Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, Commodity Hedge Agreement, Rate Management Transaction, or other Indebtedness or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

(f)                                    any Borrower or Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(g)                                 an order, judgment, or decree shall be entered against any Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(h)                                 the levy against any significant portion of the Property of any Borrower or Guarantor, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 90 days after the levy;

(i)                                     a final and non-appealable order, judgment, or decree shall be entered against any Borrower for money damages and/or Indebtedness due in an amount in excess of $500,000, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(j)                                     any Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any material portion of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any material portion of its Property which maybe fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

(k)                                  any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens subject to Permitted Liens against the Collateral purportedly covered thereby or any Borrower shall assert that any Security Instrument does not or discontinues to create valid Liens thereunder;

(l)                                     the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by the Lender; or

(m)                               the occurrence of a Change of Control.

7.2                                 Remedies.

(a)                                  Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrowers; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrowers against any and all of the Obligations although such Obligations may be unmatured.

(b)                                 Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) and 7.1(g), (i) the Lender may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrowers; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrowers against any and all of the Obligations although such Obligations may be unmatured.

(c)                                  Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Transfers; Participations.  The Lender may not, without the consent of the Borrowers, at any time, sell, transfer, assign, or grant participations in the Obligations or any portion thereof; provided, however, (i) that Borrowers’ consent will not be unreasonably withheld and (ii) no such consent shall be required if an Event of Default has occurred and is continuing.  The Lender may forward to each Transferee and prospective Transferee all documents and information relating to such Obligations, whether furnished by the Borrowers or otherwise obtained, as the Lender determines necessary or desirable. The Borrowers agree that each Transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the portion of the Obligations held by it as fully as if such Transferee were the direct holder thereof; subject to any agreements between such Transferee and the transferor to such Transferee.

8.2                                 Survival of Representations, Warranties, and Covenants.  All representations and warranties of the Borrowers and all covenants and agreements herein made shall survive the execution and delivery of the Note and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

8.3                                 Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by facsimile). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, three days following deposit in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a)                                  if to the Lender, to:

Texas Capital Bank, N.A.

One Riverway, Suite 2450

Houston, Texas 77056

Attention:  Jonathan Gregory

Facsimile: (713) 439-5942

(b)                                 if to the Borrowers, to:

CYMRI, L.L.C.

Three Riverway, Suite 1500

Houston, Texas 77056

Attention:  Larry M. Wright

Facsimile:  (713) 975-6271

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

8.4                                 Parties in Interest.  Subject to the restrictions on changes in business entity structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrowers or the Lender shall be binding upon and inure to the benefit of the Borrowers or the Lender, as the case may be, and their respective legal representatives, successors, and assigns.

8.5                                 Rights of Third Parties.  All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrowers.  No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

8.6                                 Renewals; Extensions.  All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrowers under this Agreement, the Note, or any other Loan Document.

8.7                                 No Waiver; Rights Cumulative.  No course of dealing on the part of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof.  The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.  Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrowers contained herein.  In the event the Borrowers are unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

8.8                                 Survival Upon Unenforceability.  In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

8.9                                 Amendments; Waivers.  Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

8.10                           Controlling Agreement.  In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

8.11                           Disposition of Collateral.  Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

8.12                           GOVERNING LAW.  THIS AGREEMENT AND THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT (I) CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY AND (II) EXCEPT, WITH REGARD TO THE SECURITY INSTRUMENTS TO THE EXTENT THAT THE LAWS OR ANY JURISDICTION IN WHICH THE MORTGAGED PROPERTIES NECESSARILY GOVERN.

8.13                           JURISDICTION AND VENUE.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

8.14                           WAIVER OF RIGHTS TO JURY TRIAL.   EACH BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION

ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

8.15                           ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING, WITHOUT LIMITATION, THE PROPOSED TERM SHEET DATED JULY 16, 2008, FROM THE LENDER TO THE BORROWERS FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

8.16                           CYMRI as Agent.  Triumph hereby appoints CYMRI as its agent and attorney-in-fact to execute any certificates, requests or other documents deliverable under this Agreement in the name of each such party, collectively as Borrowers, and Lender shall be authorized to rely on any such executed certificates, requests or other documents as acts of the parties constituting “Borrowers” without the need of further inquiry or investigation.

8.17                           Amended and Restated Agreement.  This Agreement amends and restates in its entirety, but does not extinguish, the Sterling Bank Credit Agreement.  All Security Instruments, as defined in the Sterling Bank Credit Agreement shall constitute Security Instruments as defined in this Agreement, and they shall continue to secure all Obligations of Borrowers hereunder.

8.18                           Patriot Act.  The Lender hereby notifies Borrowers that if Lender is subject to the USA Patriot Act and pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies Borrowers, including the name and address of Borrowers and other information allowing Lender to identify Borrowers in accordance with such act.

8.19                           Counterparts.  For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

BORROWER:

CYMRI, L.L.C. (F/K/A THE CYMRI CORPORATION)

By:	/s/ Larry M. Wright
Larry M. Wright
Chief Executive Officer

TRIUMPH ENERGY, INC.

By:	/s/ Larry M. Wright
Larry M. Wright
Chief Executive Officer

LENDER:

TEXAS CAPITAL BANK, N.A.

By:	/s/ Jonathan Gregory
Jonathan Gregory
Executive Vice President